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                                Echlin Inc.
               ------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


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                              [ECHLIN LETTERHEAD]





                                                       May 4, 1998


Dear Shareholder:

               On April 30, 1998, SPX Corporation ("SPX") announced an exchange offer (the "Exchange Offer") for 66 2/3% of the outstanding shares of Echlin's common stock at a price of $12 in cash per share of Echlin common stock and SPX common stock at an exchange ratio of 0.4796 shares of SPX common stock for each share of Echlin stock. SPX has also announced that, if the Exchange
Offer succeeds, it will merge Echlin with a subsidiary of SPX (such merger, together with the Exchange Offer, the "SPX Transaction"). In such proposed merger all shares of Echlin common stock not accepted in the Exchange Offer would be converted into $12 in cash per share of Echlin common stock and SPX common stock at an exchange ratio of 0.4796 shares of SPX common stock for each share of Echlin stock.

               At its meeting on May 3, 1998, your board of directors, after careful deliberation, unanimously determined that the SPX Transaction, including the Exchange Offer, is inadequate and not in the best interests of Echlin. Accordingly, the Board of Directors unanimously recommends that you reject the SPX Transaction and not tender your shares to SPX pursuant to the Exchange Offer. At the same meeting, your board approved the merger agreement with Dana Corporation ("Dana") pursuant to which each share of Echlin common stock will be exchanged into 0.9293 shares of Dana common stock. As of May 1, 1998, this represented a value of $55 per each Echlin share. Your Board believes that the Dana transaction provides greater value for Echlin shareholders and is also superior from the viewpoint of other Echlin constituencies. The agreement with Dana is described in greater detail in the attached Schedule 14D-9.

               In arriving at their decision that the SPX Transaction, including the Exchange Offer, is inadequate and not in the best interests of Echlin, your board gave careful consideration to the interests of Echlin's shareholders and all other factors required or permitted by applicable law. Your board reviewed, among other items, the opinion of Salomon Smith Barney, Inc., Echlin's financial advisor, that the consideration to be received by Echlin's shareholders pursuant to the SPX Transaction, including the Exchange Offer, is inadequate. We urge you to read carefully the attached Schedule 14D-9 in its entirety so that you will be fully informed as to the board's recommendation.

               Your board of directors and the management of Echlin believe that the proposed merger with Dana presents a superior alternative to the Exchange Offer and in due course you will be receiving materials outlining this transaction, including its benefits.

               Please be assured that your board of directors and the management of Echlin will continue to act in the best interests of Echlin and its stockholders. Your Directors thank you for your support.

                                            Very truly yours,



                                            /s/ Larry McCurdy
                                            --------------------------------
                                            Larry McCurdy
                                            Chairman of the Board, President
                                              and Chief Executive Officer